Exhibit 10.8

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AGREEMENT (this “Agreement”) made as of September 15, 2011, by and between Fairway Group Holdings Corp., a Delaware corporation with an office at 2284 12th Avenue, New York, New York 10027 (the “Company”), and Aaron J. Fleishaker, an individual residing at 366 Oxford Road, New Rochelle, New York 10804 (the “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is presently the Vice President—Real Estate of the Company and each subsidiary of the Company (collectively with any entity that hereafter becomes a subsidiary of the Company, the “Fairway Group”);

WHEREAS, the Company and Executive are parties to an employment agreement dated as of February 11, 2008 (the “Prior Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the terms of the Prior Agreement; and

WHEREAS, this Agreement shall supercede and completely replace the Prior Agreement as of the date hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1.                                      EMPLOYMENT.

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth.  Executive shall hold the office of Senior Vice President - Real Estate and Development of the Fairway Group reporting to the President of the Company or such other executive designated by the Company from time to time (the “Supervisory Executive”).

2.                                      TERM.

The term of employment under this Agreement shall begin on the date hereof and shall continue until March 31, 2014, subject to prior termination in accordance with the terms hereof (the “Initial Term”).  Upon expiration of the Initial Term, Executive will continue as an “at will” employee until either party shall have given at least thirty (30) days prior written notice to the other party of termination of employment (any period during which Executive is employed hereunder collectively, the “Employment Term”).

3.                                      COMPENSATION.

(a)                                 As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, payable in equal installments in accordance with Company practice, an initial annual salary of $300,000 (the “Annual Salary”).  For any remaining period of employment the Executive’s annual salary shall be determined by the Board of

Directors of the Company (the “Board of Directors”) in its sole discretion, but shall not in any year be reduced below the rate for the previous year; provided, however, that if at April 1, 2013 Executive’s Annual Salary is less than $315,000, his Annual Salary shall be increased to $315,000 on such date.

(b)                                 During each fiscal year of the Employment Term, Executive shall be eligible for an annual performance bonus, if any, as may be determined by the Board of Directors from time to time in its sole discretion.  Such bonus will be targeted at $55,000 and will be based upon, among other things, the Executive’s performance, general facilities management and the Company’s financial performance.

(c)                                  Executive shall also be eligible to receive a bonus of $100,000 for any new store that is opened by the Company after the date hereof while Executive is an employee of the Company.  Such bonus will be paid to Executive on the one month anniversary of opening of the new store (but such bonus shall deemed accrued for purposes of Section 7(d), (e) and (f) on the date the new store opens), unless Executive voluntarily terminates his employment with the Company or Executive’s employment is terminated by the Company for “justifiable cause” (as defined below) prior to the date on which the bonus is to be paid.

4.                                      EXPENSES.

The Company shall pay or reimburse Executive, upon presentment of suitable vouchers, for all reasonable business and travel expenses which may be incurred or paid by Executive in connection with his employment hereunder in accordance with Company policy as established from time to time by the Board of Directors.  Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and regulations promulgated thereunder.

5.                                      OTHER BENEFITS.

Executive shall be entitled to four weeks paid vacation for each full year of employment during the Employment Term and to participate in such benefit plans and arrangements and receive other benefits on terms consistent with other officers of the Company at the same level as Executive (including Company-paid holidays, any short- and long-term disability insurance, 401(k) plan, hospital, major medical insurance and group life insurance plans in accordance with the terms of such plans), all as determined from time to time by the Board of Directors (the “Benefit Plans”).  The Company shall provide a car allowance of $1,250 per month, payable in equal installments at the same time Executive receives his salary, together with reimbursement for reasonable gasoline expenses.  Executive shall also be entitled to (i) reimbursement of expenses related to a cell phone/Blackberry up to a maximum of $200 per month; and (ii) an annual membership in the International Council of Shopping Centers at a cost of approximately $800 per year.  Executive shall not be entitled to rollover or otherwise accumulate unused vacation days without the prior consent of the Board of Directors, including at least one designee of the funds managed by Sterling Investment Partners.  In the event the Company adopts an equity compensation program in connection with the Company becoming a publicly-traded company, Executive shall be eligible to participate in such program at a level determined by the Board in its sole discretion taking into account Executive’s duties, level of responsibility, seniority relative to other executives receiving grants and performance.

6.                                      DUTIES.

(a)                                 Executive shall perform such reasonable duties and functions as the Supervisory Executive may lawfully assign to him, and Executive shall comply in the performance of his duties with the policies of the Fairway Group and the Board of Directors, and be subject to the direction of the

President and the Supervisory Executive of the Company and the Board of Directors.

(b)                                 During the Employment Term, Executive shall devote all of his business time and attention, reasonable vacation time and absences for sickness excepted, to the business of the Fairway Group, as necessary to fulfill his duties; provided, however, that Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate Section 9 hereof.  Executive shall perform the duties assigned to him with fidelity and to the best of his ability and in compliance in all material respects with the Company’s Code of Business Conduct and Ethics and other written policies (including without limitation reporting policies as set forth from time to time in the Fairway Group’s organizational chart) established by the Board of Directors (collectively, the “Code of Conduct”).

(c)                                  Nothing contained in this Section 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in non-competing investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments.

7.                                      TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION.

(a)                                 Executive’s employment hereunder shall terminate upon the first to occur of the following:

(i)                                     upon thirty (30) days’ prior written notice to Executive upon the determination by the Board of Directors that Executive’s employment shall be terminated for any reason which would not constitute “justifiable cause”;

(ii)                                  upon written notice to Executive upon the determination by the Board of Directors that there is justifiable cause for such termination;

(iii)                               automatically upon the death of Executive;

(iv)                              in accordance with the terms of subsection (e) hereof upon the “disability” (as defined below) of Executive; or

(v)                                 upon thirty (30) days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment.

(b)                                 For the purposes of this Agreement:

(i)                                     The term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, to perform the essential functions of his duties, with or without reasonable accommodation, for a period of three (3) months (whether or not consecutive) in any twelve (12) month period during the Employment Term, as reasonably determined by the Board of Directors, in good faith, after examination of Executive by an independent physician.

(ii)                                  The term “justifiable cause” shall mean (A) Executive’s repeated failure or refusal to attempt to perform his duties pursuant to this Agreement where such failure shall not have ceased or been remedied within fifteen (15) days following written warning from the Company; (B) Executive’s breach of this Agreement where such breach is material and shall not have ceased or been remedied within fifteen (15) days following written warning from the Company; provided that nothing in this clause (B) shall require prior notice and a right to cure under any other clause of this definition; (C) Executive’s performance of any act or his failure to act, which constitutes a crime or offense involving money or property of the Fairway Group or a felony in the jurisdiction involved; (D) Executive’s performance of any act or his failure to act which constitutes, in the reasonable good faith determination of the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors, dishonesty, malfeasance or a breach of a fiduciary trust, including without limitation misappropriation of funds or a misrepresentation (other than as a result of a good faith mistake by Executive) of the Company’s financial performance, operating results or financial condition to the Board of Directors or any executive officer; (E) any intentional unauthorized disclosure by Executive to any person, firm or corporation other than the members of the Fairway Group and their respective directors, managers, officers and employees, of any confidential information or trade secret of the Fairway Group; (F) any attempt by Executive to secure any personal profit (other than through his compensation and ownership of equity in the Company) in connection with the business of the Fairway Group (for example, without limitation, using Fairway Group assets to pursue other interests, diverting any business opportunity belonging to the Fairway Group to himself or to a third party, insider trading or taking bribes or kickbacks); (G) Executive’s engagement in a fraudulent act; (H) Executive’s engagement in conduct or activities materially damaging to the property, business or reputation of the Fairway Group, as determined in reasonable good faith by the Board of Directors; (I) Executive’s unlawful use of controlled substances; (J) any act or omission by Executive involving malfeasance or negligence in the performance of Executive’s duties to the material detriment of the Fairway Group, as determined in reasonable good faith by the Board of Directors made after giving the Executive an opportunity to confront the charges before the Board of Directors; (K) Executive’s failure (1) to comply in all material respects with the Fairway Group’s policies, including without limitation, the Code of Conduct or (2) to provide to the chief executive officer, chief financial officer and/or general counsel all certifications required of the Company’s senior officers by the Board of Directors in order to allow the Company to satisfy its financial and regulatory reporting requirements, in each case as determined in reasonable good faith by the Board of Directors; or (L) the entry of any order of a court that remains in effect and is not discharged for a period of at least sixty (60) days, which enjoins or otherwise limits or restricts the performance by Executive under this Agreement, relating to any contract, agreement or commitment made by or applicable to Executive in favor of any former employer or any other person.

(c)                                  Upon any termination of Executive’s employment by the Company for justifiable cause, or voluntarily by Executive, Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Annual Salary and reimbursement of expenses pursuant to Section 4 hereof as has been accrued through the date of his termination of employment.

(d)                                 If Executive should die during the Employment Term, this Agreement shall terminate immediately.  In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary as has been accrued through the date of his death, the amount of any bonus, if any, which has been accrued through the date of his death and reimbursement of expenses pursuant to Section 4.

(e)                                  Upon a finding by the Board of Directors of Executive’s disability in accordance with Section 7(b) hereof (the “Disability Determination”), the Company shall have the right to terminate Executive’s employment.  Any termination pursuant to this subsection (e) shall be effective on the date thirty (30) days after which Executive shall have received written notice of the Company’s election to terminate.  In such event, Executive shall thereupon be entitled to receive such portion of Executive’s Annual Salary as has been accrued through the date of the Disability Determination, the amount of any bonus, if any, which has been accrued through the date on which Executive became disabled and reimbursement of expenses pursuant to Section 4.

(f)                                   Notwithstanding any provision to the contrary contained herein, in the event that Executive’s employment is terminated:

(i) during the Initial Term by the Company without justifiable cause (other than due to death or disability), the Company shall pay Executive, in equal installments in accordance with the Company’s then current practices, (i) his then annual base salary (subject to applicable tax withholding) for a period equal to the greater of (x) the remaining Initial Term or (y) six (6) months, plus (ii) an amount for any bonuses accrued and not paid in accordance with Sections 3(b) and 3(c) hereof through the date of termination of Executive’s employment, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), provided that Executive will be entitled to medical benefits coverage in accordance with the terms of the Company’s plans through the end of the “Severance Period” (as defined below); or

(ii) after the Initial Term by the Company without justifiable cause (other than due to death or disability), the Company shall pay Executive, in equal installments in accordance with the Company’s then current practices, (i) his then annual base salary (subject to applicable tax withholding) for a period equal to six (6) months, plus (ii) an amount for any bonuses accrued and not paid in accordance with Sections 3(b) and 3(c) hereof through the date of termination of Executive’s employment, which amounts shall be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any payments constituting reimbursement of expenses pursuant to Section 4 hereof), provided that Executive will be entitled to medical benefits coverage in accordance with the terms of the Company’s plans through the end of the “Severance Period”.

The period during which payments are made pursuant to this Section 7(f) is hereinafter referred to as the “Severance Period.”  The payments made pursuant to this Section 7(f) are collectively hereinafter referred to as the “Severance Payments.”  The Company’s obligation to make the Severance Payments shall be conditional upon (1) Executive executing and delivering to the Company within 30 days after the date of his termination of employment (or, if sooner, by December 31 of the year of such termination, or such later date as is required by applicable law) a general release (that is no longer subject to revocation under applicable law) in substantially the form of Exhibit A hereto, and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12 hereof.  Notwithstanding anything to the contrary contained herein, the first Severance Payment shall be made on the sixtieth (60th) day following Executive’s “separation from service” (as defined in section 409A of the Code) and shall include payment of all amounts that otherwise would be due prior thereto.

(g)                                  Upon Executive’s termination of his employment hereunder, this Agreement (other than Sections 4, 7(g), 9, 10, 11, 12, 14, 15, 21 and 23, which shall survive in accordance with their terms) shall terminate.  In such event, Executive shall be entitled to receive such portion of Executive’s Annual Salary as has been accrued to date.  Executive shall be entitled to reimbursement of expenses pursuant to Section 4 hereof.

(h)                                 Upon the Company giving notice of termination pursuant to Section 7(a)(i) or (ii), or Executive giving notice of termination pursuant to Section 7(a)(v), the Company may require that Executive immediately leave the Company’s premises, but such requirement shall not affect the effective date of termination of employment.

(i)                                     Any termination of employment hereunder shall include termination from all applicable board and officer positions with any member of the Fairway Group.

8.                                      REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE.

(a)                                 Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b)                                 Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be reasonably required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

9.                                      NON-COMPETITION.

(a)                                 In view of the unique and valuable services expected to be rendered by Executive to the Fairway Group, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Fairway Group and in consideration of the compensation to be received hereunder, the consideration received under Section 3(c) and the last sentence of Section 3(a) of the Prior Agreement, and Executive’s ownership interest in the Company, Executive agrees that during the period of his employment by the Company and the greater of (i) one year following his employment with the Company or (ii) the Severance Period (the “Non-Competition Period”), Executive shall not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or provide advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any entity engaged in the retail grocery and food services business and related services anywhere in the following states:  New York, New Jersey, Connecticut, Massachusetts, Maine, Vermont, New Hampshire, Rhode Island, Pennsylvania, Maryland, Delaware, Virginia and the District of Columbia; provided, however, that if Executive’s employment is terminated without justifiable cause pursuant to Section 7(f), the Non-Competition Period shall be the Severance Period.  The record or beneficial ownership by Executive of up to one percent (1%) of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market shall not of itself constitute a breach hereunder.  In addition, Executive shall not, directly or indirectly, during the Non-Competition Period, request or cause any suppliers or customers with whom the Company has a business relationship to cancel or terminate any such business relationship with any member of the Fairway Group or solicit, interfere with, entice from or hire from any member of the Fairway Group any employee (or former employee) of any member of the Fairway Group.  If the Company breaches its obligation to make the Severance Payments or to comply with its obligations under Section 4 hereof, and such breach is not cured within thirty (30) days after written notice of such breach is provided to the Company by Executive, Executive shall be released from his obligations under this Section 9.  If Executive does not comply with his obligations under this Section 9 (other than in the circumstances described in the preceding sentence), then notwithstanding anything herein to the contrary, the Company shall not be obligated to pay Executive any remaining portion of the Severance Payments.

(b)                                 During the Non-Competition Period:

(i)                                     Executive shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to any member of the Fairway Group or any of its affiliates, management, officers, directors, services, products, operations or other matters relating to the Fairway Group’s businesses; and

(ii)                                  The Fairway Group (including its executive leadership team, officers and directors) shall not make any oral or written statements, either directly or through other persons or entities, which are disparaging to Executive.

Notwithstanding the foregoing provisions of this Section 9(b), it shall not be a violation of this Section 9(b) for Executive or the Fairway Group to (i) make truthful statements when required by order of a court or other body having jurisdiction, any governmental investigation or inquiry by a governmental entity, subpoena, court order, compulsory legal process, or as otherwise may be required by law, (ii) make traditional competitive statements in the course of promoting a competing business (except in violation of Section 9, 10 or 11 hereof), (iii) disclose that Executive is no longer employed by the Company or (iv) rebut inaccurate statements made by the other party.

(c)                                  If any portion of the restrictions set forth in this Section 9 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

(d)                                 Executive acknowledges that the provisions of this Section 9 were a material inducement to the Company to enter into the Prior Agreement and this Agreement and to employ Executive.  Executive further acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Fairway Group.  Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of breadth of its geographic or product and service coverage or length of term.  In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(e)                                  The existence of any claim or cause of action by Executive against the Company or any other member of the Fairway Group shall not constitute a defense to the enforcement by the Fairway Group of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

10.                               INVENTIONS AND DISCOVERIES.

(a)                                 Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Employment Term, solely or jointly with others, using the Fairway Group’s resources, or relating to any current or proposed business or activities of the Fairway Group known to him as a consequence of his employment or the rendering of services hereunder (collectively, the “Subject Matter”).

(b)                                 Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company.  Executive shall assist the Company in obtaining such trademarks, copyrights or patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that following termination of employment Executive shall be reasonably compensated for his time and reimbursed his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the Non-Competition Period.

11.          NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

(a)           Executive shall not, during the term of this Agreement, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Company’s President, to any person, firm or corporation, any confidential information acquired by him during the course of, or as an incident to, his employment hereunder, relating to the Fairway Group, any of its subsidiaries, any client, vendor or customer of the Fairway Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing.  Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers, landlords and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists and any other documents embodying such confidential information.  This confidentiality obligation shall not apply to any confidential information which becomes publicly available from sources unrelated to the Fairway Group.

(b)           All information and documents relating to the Fairway Group as hereinabove described (or other business affairs) shall be the exclusive property of the Fairway Group, and Executive shall use commercially reasonable best efforts to prevent any publication or disclosure thereof.  Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control shall be returned and left with the Company.

12.          SPECIFIC PERFORMANCE.

Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Fairway Group and that money damages would not provide an adequate remedy to the Company.  Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred.

13.          AMENDMENT OR ALTERATION.

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

14.          GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed therein.

15.          CHOICE OF FORUM.

Executive agrees that any dispute between Executive and the Fairway Group shall be resolved in the United States District Court for the Southern or Eastern District of New York or the applicable state court located in New York County, New York and Executive consents to personal jurisdiction in each of said courts.

16.          SEVERABILITY.

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17.          WITHHOLDING.

The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld by the Company under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted.

18.          NOTICES.

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or at the expiration of three days in the event of a mailing.

19.          COUNTERPARTS AND FACSIMILE SIGNATURES.

This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  For purposes of this Agreement, a facsimile copy of a party’s signature shall be sufficient to bind such party.

20.          WAIVER OR BREACH.

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same party.

21.          ENTIRE AGREEMENT AND BINDING EFFECT.

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Prior Agreement, and may be modified only by a written instrument signed by each of the parties hereto.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive shall not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company.  It is intended that Sections 9, 10, 11, 12 and 15 benefit each of the Company and each other member of the Fairway Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11, 12 and 15.

22.          SURVIVAL.

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of Sections 9, 10, 11, 12, 15, 21, 22 and 23 hereof.

23.          LIMITATION ON PAYMENTS; SECTION 409A COMPLIANCE.

Notwithstanding anything in this Agreement to the contrary, to the extent that any payments or benefits provided to Executive in this Agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and, but for this Section 23, would subject Executive to the excise tax imposed by Section 4999 of the Code, Executive’s right to receive such payments or benefits shall be contingent upon requisite stockholder approval of such payments and benefits in accordance with Section 280G of the Code and the Treasury Regulations thereunder and the Company shall use reasonable best efforts to secure such approval.

If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s separation from service, then Executive shall not be entitled to any Severance Payments or other benefits pursuant to Section 7 of this Agreement until the earlier of (a) the date which is six months after the date of Executive’s separation from service or (ii) the date of Executive’s death.  This paragraph shall only apply if, and to the extent, required in order to comply with Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six-month period following Executive’s separation from service that are not so paid by reason of this paragraph shall be paid to Executive (or Executive’s estate, as the case may be) as soon as practicable (and in all events within twenty days) after the expiration of such six-month period or (if applicable, the date of Executive’s death).

For the purposes of this Agreement, a “termination of employment” or words of like import shall mean a “separation from service” within the meaning of Section 409A of the Code and the regulations issued thereunder.  Any taxable reimbursements pursuant to Section 4 shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Reimbursements pursuant to Section 4 are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive may receive in any other taxable year.

It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of any authority or discretion hereunder shall comply with, and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.  Notwithstanding the foregoing, Executive shall bear the cost of any failure to comply with Section 409A of the Code and the Company shall have no obligation to pay or reimburse Executive for the payment of any amount of tax, penalty or interest incurred pursuant to Section 409A of the Code.

24           FURTHER ASSURANCES.

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

25.          CONSTRUCTION OF AGREEMENT.

No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

26.          HEADINGS.

The Section headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FAIRWAY GROUP HOLDINGS CORP.

By:	/s/ Herb Ruetsch
Name: Herb Ruetsch
Title: President

/s/ Aaron J. Fleishaker
Aaron J. Fleishaker

EXHIBIT A

FORM OF GENERAL RELEASE

In exchange for the payments and benefits set forth in the Amended and Restated Employment Agreement between Fairway Group Holdings Corp. (the “Company”) and me dated September 15, 2011 (the “Agreement”), and to be provided following the Effective Date (as defined below) of this General Release and subject to the terms of the Agreement, and my execution (without revocation) and delivery of this General Release:

1. (a) On behalf of myself, my agents, assignees, attorneys, heirs, executors and administrators, I hereby release the Company and its predecessors, successors and assigns, their current and former parents, affiliates, subsidiaries, divisions and joint ventures (collectively, the “Fairway Group”), and all of their current and former officers, directors, employees, and agents, in their capacity as Fairway Group representatives (individually and collectively, “Releasees”) from any and all controversies, claims, demands, promises, actions, suits, grievances, proceedings, complaints, charges, liabilities, damages, debts, taxes, allowances, and remedies of any type, including but not limited to those arising out of my employment with the Company (individually and collectively, “Claims”) that I may have by reason of any matter, cause, act or omission.  This release applies to Claims that I know about and those I may not know about occurring at any time on or before the date of execution of this General Release.

(b) This General Release includes a release of all rights and Claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act of 1938, the Older Workers Benefit Protection Act of 1990, the Occupational Safety and Health Act of 1970, the Worker Adjustment and Retraining Notification Act of 1989, the Sarbanes-Oxley Act of 2002, the New York State Human Rights Act, and the New York City Human Rights Act, as well as any other federal, state, or local statute, regulation, or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, or wage and hour.  I specifically understand that I am releasing Claims based on age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability and other legally protected categories.

(c) This General Release also includes a release of any Claims for breach of contract, any tortious act or other civil wrong, attorneys’ fees, and all compensation and benefit claims including without limitation Claims concerning salary, bonus, and any award(s), grant(s), or purchase(s) under any equity and incentive compensation plan or program.

(d) In addition, I am waiving my right to pursue any Claims against the Company and Releasees under any applicable dispute resolution procedure, including any arbitration policy.

I acknowledge that this General Release is intended to include, without limitation, all Claims known or unknown that I have or may have against the Company and Releasees through the Effective Date of this General Release.  Notwithstanding anything herein, I expressly reserve and do not release pursuant to this General Release (and the definition of “Claims” will not include) (i) my rights with respect to the enforcement of the right to receive the payments (including without limitation the Severance Payments (as such term is defined in the Agreement) and benefits specified in the Agreement, (iii) any rights or interest under any Benefit Plan (as such term is defined in the Agreement), (iii) any right to indemnification pursuant to the Company’s Certificate of Incorporation and By-Laws as in effect on the date hereof, or the protections of the Company’s directors and officers liability insurance, in each case, to the same extent provided to other officers of the Company at the same level as me and (iv) any rights under the Stockholders’ Agreement (as such term is defined in the Agreement) or any agreement pursuant to which I have purchased stock of the Company.

2. I acknowledge that I have had at least 21(1) calendar days from the date of my termination of employment with the Company (the “Termination Date”) to consider the terms of this General Release, that I have been advised to consult with an attorney regarding the terms of this General Release prior to executing it, that I have consulted with my attorney, that I fully understand all of the terms and conditions of this General Release, that I understand that nothing contained herein contains a waiver of claims arising after the date of execution of this General Release, and I am entering into this General Release knowingly, voluntarily and of my own free will.  I further understand that my failure to sign this General Release and return such signed General Release to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) by 5:00 pm on the 22nd(2) day after the Termination Date will render me ineligible for the payments and benefits described herein and in the Agreement.

3. I understand that once I sign and return this General Release to the Company, I have 7 calendar days to revoke it.  I may do so by delivering to the Company, 2284 12th Avenue, New York, New York 10027 (attention: General Counsel) written notice of my revocation within the 7-day revocation period (the “Revocation Period”).  This General Release will become effective on the 8th day after I sign and return it to the Company (“Effective Date”) provided that I have not revoked it during the Revocation Period.

YOU ARE HEREBY ADVISED BY THE COMPANY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE.

I HAVE READ THIS GENERAL RELEASE AND UNDERSTAND ALL OF ITS TERMS. I SIGN AND ENTER THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

By:
Aaron J. Fleishaker
Date:

(1)  Change to 45 days in the case of a group termination under the ADEA

(2)  If 21 days changed to 45 days, change to 46th.